Exhibit 99.1

Hain Celestial Announces Appointment of Independent Director Carlyn Taylor

Lake Success, New York, June 2, 2022 – The Hain Celestial Group, Inc. (Nasdaq: HAIN) (“Hain Celestial” or the “Company”), a leading organic and natural products company with operations in North America, Europe, Asia and the Middle East providing consumers with A Healthier Way of Life®, today announced the appointment of Carlyn Taylor to its Board of Directors, effective June 1, 2022. Ms. Taylor is the Global Co-Leader of Corporate Finance at FTI Consulting, Inc., a global business advisory firm. Ms. Taylor’s appointment increases the Hain Celestial Board of Directors to nine directors, which includes eight independent directors and three women.

“Carlyn has vast experience and expertise providing advice to companies in the areas of strategy, transformation, and mergers and acquisitions, and will bring significant insights to our Board,” said Dean Hollis, Chair of the Board, Hain Celestial. “Carlyn will add tremendous value as the Company continues to execute its Hain 3.0 strategy to build a global healthy food and beverage company with long-term profitable growth.”

In addition to her role as Global Co-Leader of Corporate Finance at FTI Consulting, Ms. Taylor also serves as a Chairperson of FTI Capital Advisors, an investment banking subsidiary of FTI Consulting. She has held various roles at FTI Consulting and its affiliates since 2002. Prior to joining FTI Consulting, Ms. Taylor spent 12 years at PricewaterhouseCoopers, first as a consultant in Price Waterhouse from 1990 to 1998 and then as a partner from 1998 to 2002, where she founded and led the telecommunication industry practice within the Financial Advisory Services group. Ms. Taylor has served as a director of Flowserve Corporation (NYSE) since August 2020.

“I am excited to join the Hain Celestial Board and begin working with the other Board members and leadership team as the Company executes the Hain 3.0 strategy,” said Ms. Taylor.

About The Hain Celestial Group, Inc.
The Hain Celestial Group, Inc. (Nasdaq: HAIN) is a leading organic and natural products company that has been committed to creating A healthier way of Life® since 1993. Headquartered in Lake Success, NY with operations in North America, Europe, Asia and the Middle East, Hain Celestial’s food and beverage brands include Celestial Seasonings®, Clarks™, Cully & Sully®, Earth’s Best®, Ella’s Kitchen®, Frank Cooper’s®, Garden of Eatin’®, Hain Pure Foods®, Hartley’s®, Health Valley®, Imagine®, Joya®, Lima®, Linda McCartney’s® (under license), MaraNatha®, Natumi®, New Covent Garden Soup Co.®, ParmCrisps®, Robertson’s®, Rose’s® (under license), Sensible Portions®, Spectrum®, Sun-Pat®, Terra®, The Greek Gods®, Thinsters®, Yorkshire Provender® and Yves Veggie Cuisine®. Hain Celestial’s personal care brands include Alba Botanica®, Avalon Organics®, JASON®, Live Clean® and Queen Helene®. For more information, visit hain.com.

Contacts:
Investor Relations:
Chris Mandeville and Anna Kate Heller
ICR
hain@icrinc.com

Media:
Robin Shallow
robin@robincomm.com